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                                                                  EXHIBIT 5(d)

                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

The Glenmede Trust Company
229 South 18th Street
Philadelphia, Pennsylvania  19103

         This letter is to confirm that the undersigned, The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust company (the "Advisor") have agreed that the Advisory Agreement between the Company and the Advisor dated October 25, 1988 (the "Agreement"), is herewith amended to provide that the Advisor shall be the advisor for the International Fixed Income and Model Equity Portfolios on the terms and conditions contained in the Agreement.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of this Supplement.

                                           Very truly yours,

                                           THE GLENMEDE FUND, INC.

                                           By: /s/ John W. Church, Jr.
                                              --------------------------
                                              John W. Church, Jr.
                                              President

Dated as of November 1, 1992

Accepted and Agreed to:

THE GLENMEDE TRUST COMPANY



By: /s/ Mary Ann B. Wirts
   ------------------------
   Authorized Signature